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Pricing Supplement dated July 8, 2004 				Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION

		  Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________

Principal Amount: $200,000,000		    Trade Date: July 8, 2004
Issue Price: See "Plan of Distribution"	    Original Issue Date: July 14, 2004
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $199,880,000
     Terms of the Notes -- Interest"	    Principal's Discount
Interest Payment Period: Quarterly	 	 or Commission: 0.06%
Stated Maturity Date: July 14, 2006
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		 (Fixed Rate Commencement
              (Fixed Interest Rate): 		  Date):
   [ ]  Other Floating Rate Note		 (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
              [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
              [X]  LIBOR     [ ]  Treasury Rate	      [ ]  Other (see attached)
                            If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

   Initial Interest Reset Date: October 14, 2004   Spread (+/-): -0.03%
   Interest Rate Reset Period: Quarterly	   Spread Multiplier:  N/A
   Interest Reset Dates: the 14th of each          Maximum Interest Rate: N/A
     January, April, July and October
   Interest Payment Dates: the 14th of each 	   Minimum Interest Rate:  N/A
     January,April, July and October  		   Index Maturity: 3 month
     commencing October 14, 2004		   Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from July 14, 2004 to July 14, 2006
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
	Optional Repayment Date(s):
        Repayment Price:     %
Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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				___________________________

			     Morgan Stanley & Co. Incorporated

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			      ADDITIONAL TERMS OF THE NOTES

Interest

	The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on July 12, 2004 minus 0.03%.


Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.94% of their principal amount. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Morgan Stanley. In connection with the sale of the Notes, Morgan Stanley may be deemed to have received compensation from TMCC in the form of underwriting discounts.

	Under the terms and conditions of the Agreement, Morgan Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.